Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

ACNB Corporation

Gettysburg, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-171840) and Form S-8 (Registration No. 333-185881) of ACNB Corporation of our report dated March 9, 2018, relating to the consolidated financial statements of ACNB Corporation, which appears in this Form 10-K.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania
March 8, 2019